Exhibit 99.1

ATC Contact: Igor Khislavsky

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER ANNOUNCES AGREEMENT TO ACQUIRE INSITE WIRELESS GROUP

Boston, Massachusetts – November 5, 2020 – American Tower Corporation (NYSE: AMT) today announced that it has entered into a definitive agreement to acquire InSite Wireless Group, LLC (“InSite”), which owns, operates and manages approximately 3,000 communications sites, primarily in the U.S. and Canada. The portfolio includes more than 1,400 owned towers in the U.S., over 200 owned towers in Canada and approximately 70 distributed antenna system (“DAS”) networks in the U.S. In addition, InSite controls more than 600 land parcels under communications sites as well as approximately 400 rooftop sites. The total consideration for the transaction, including cash acquired and the Company’s assumption and/or repayment of InSite debt at closing, is approximately $3.5 billion, subject to customary closing adjustments.

Tom Bartlett, American Tower’s Chief Executive Officer stated, “This transaction augments our foundational U.S. business through the addition of a well-run, high-quality, complementary, macro-tower focused portfolio, while also marking our entry into Canada. We believe that these assets are positioned to enhance our organic growth and cash flow trajectory in the future as 5G deployments accelerate and densification initiatives progress.”

“Nearly two decades ago, we set a goal to build a leader in wireless communications by providing critical infrastructure to wireless carriers and other customers,” said David E. Weisman, co-founder and CEO of InSite. “On behalf of InSite, I want to thank our customers, employees, and investors for their support and partnership over the years in building InSite into where it is today. We believe the acquisition of InSite by American Tower will result in even greater benefits for our customers in the future.”

American Tower expects the assets to generate approximately $150 million in property revenue and approximately $115 million in gross margin in their first full year in its portfolio. The transaction is anticipated to be immediately accretive to American Tower’s Consolidated AFFO per Share and is expected to close by the end of 2020, subject to customary closing conditions. American Tower anticipates financing the transaction in a manner consistent with its investment grade credit ratings.

American Tower’s principal legal advisor was Cleary Gottlieb Steen & Hamilton LLP. InSite’s exclusive financial advisor was Evercore, and its principal legal advisor was Lowenstein Sandler LLP.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 181,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

About InSite Wireless Group

InSite Wireless Group began as InSite Wireless in December 2000, founded by David E. Weisman and senior Mountain Union Telecom managers, and it focused on the in-building/distributed antenna system (DAS) segment of wireless infrastructure. In 2006, co-founders David E Weisman, CEO and Lance Cawley, CFO established InSite’s Towers division scaling the company to one of the largest privately owned tower and wireless infrastructure companies in the U.S., as ranked by the wireless industry trade publication Wireless Estimator. InSite’s long-term principal equity investors include Cox Enterprises, Macquarie Infrastructure Partners, and Catalyst Investors. www.insitewireless.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the proposed closing of the transaction described above, expected financial projections for the portfolio and the impact on our consolidated results and the expected consideration for the transaction described above. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2019, as updated in our Form 10-Q for the three months ended March 31, 2020, each under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Consolidated AFFO is a non-GAAP financial measure. For more information, see our Form 10-Q for the quarter ended September 30, 2020 under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” and “– Results of Operations.” Additionally, Consolidated AFFO per Share is a non-GAAP measure, and is defined as Consolidated AFFO divided by the diluted weighted average common shares outstanding.

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